UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 3, 2021 (April 30, 2021)

HOLLY ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32225	20-0833098
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

(Address of Principal Executive Offices)

(214) 871-3555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Securities Exchange Act of 1934:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Limited Partner Units	HEP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 30, 2021, Holly Energy Partners, L.P. (the “Partnership”), as borrower, certain of its affiliates, as guarantors, Wells Fargo Bank, National Association, as administrative agent and an issuing bank, and the financial institutions party thereto as lenders entered into that certain Amendment No. 1 to Third Amended and Restated Credit Agreement (the “Amendment”), which amended certain terms of that certain Third Amended and Restated Credit Agreement, dated as of July 27, 2017 by and among the Partnership, as borrower, Wells Fargo Bank, National Association, as administrative agent and an issuing bank, and each of the financial institutions party thereto from time to time as lenders (as amended by the Amendment, the “Credit Agreement”). Pursuant to the Amendment, the maturity date under the Credit Agreement will be extended to July 27, 2025 and the commitments shall be reduced from $1.4 billion to $1.2 billion; provided that the Credit Agreement will continue to provide for an accordion feature that allows the Partnership to increase commitments under the Credit Agreement up to a maximum amount of $1.7 billion, subject to satisfaction of the terms and conditions set forth in the Credit Agreement. The sublimit for letters of credit under the Credit Agreement is $50 million, which sublimit amount can be increased at the Partnership’s election up to $100 million upon satisfaction of certain terms and conditions specified in the Credit Agreement.

Prior to the Investment Grade Date (as defined in the Credit Agreement), Indebtedness under the Credit Agreement will bear interest, at the Partnership’s option, at either (a) the reference rate as announced by the administrative agent plus an applicable margin (ranging from 0.75% to 1.75%) or (b) at a rate equal to the interest rate per annum reported by Bloomberg L.P. in its index of rates applicable to Dollar deposits in the London interbank market plus an applicable margin (ranging from 1.75% to 2.75%). In each case, the applicable margin is based upon the Total Leverage Ratio (as defined in the Credit Agreement) for the four most recently completed fiscal quarters. Prior to the Investment Grade Date (as defined in the Credit Agreement), the Partnership incurs a commitment fee on the unused portion of the Credit Agreement at a rate ranging from 0.300% to 0.500% based upon the Total Leverage Ratio for the four most recently completed fiscal quarters. After the Investment Grade Date, indebtedness under the Credit Agreement will bear interest, at the Partnership’s option, at either (a) the reference rate as announced by the administrative agent plus an applicable margin (ranging from 0.25% to 1.125%) or (b) at a rate equal to the interest rate per annum reported by Bloomberg L.P. in its index of rates applicable to Dollar deposits in the London interbank market plus an applicable margin (ranging from 1.25% to 2.125%). In each case, the applicable margin is based upon the rating issued from time to time by Moody’s and S&P, as applicable, to the Partnership’s senior, unsecured, non-credit enhanced long-term debt. After the Investment Grade Date, the Partnership will incur a commitment fee on the unused portion of the Credit Agreement at a rate ranging from 0.150% to 0.350% based upon the Partnership’s senior, unsecured, non-credit enhanced long-term debt.

The foregoing description of the Amendment and the Credit Agreement does not purport to be complete. The description of the Amendment and the Credit Agreement herein is qualified by reference to the copy of the Amendment filed as Exhibit 10.1 to this report, which is incorporated by reference into this report in its entirety.

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1*+	Amendment No. 1 to Third Amended and Restated Credit Agreement dated April 30, 2021, among Holly Energy Partners, L.P., as borrower, certain of its affiliates, as guarantors, Wells Fargo Bank, National Association, as administrative agent, an issuing bank and a lender, and certain other lenders party thereto.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Filed herewith.

+ Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLY ENERGY PARTNERS, L.P.

By:	HEP Logistics Holdings, L.P.,
its General Partner

By:	Holly Logistic Services, L.L.C.,
its General Partner

By:	/s/ John Harrison
John Harrison
Senior Vice President, Chief Financial Officer and Treasurer

Date: May 3, 2021